Date: February 9, 2021

News Release – Investor Update

Parks! America, Inc. Announces Strong Sales and Net Income for Q1 Fiscal 2021

•Q1 F21 sales of $2.23 million and net income of $227,935

•Q1 F21 attendance based sales increase 119.2%

•Excluding Aggieland, comparable 14-week attendance based sales increase 60.4%

PINE MOUNTAIN, Georgia, February 9, 2021 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its first fiscal quarter ended January 3, 2021.

First Quarter Fiscal 2021 Financial Highlights

Total net sales for the first fiscal quarter ended January 3, 2021 were $2,227,199, an increase of $1,231,714, compared to $995,485 for the first fiscal quarter ended December 29, 2019. Attendance based net sales were $2,155,475, an increase of $1,172,067 or 119.2%, and animal sales increased by $59,647. Excluding Aggieland Wild Animal Safari (the “Texas Park”), acquired on April 27, 2020, attendance based net sales were $1,737,754, an increase of $754,346 or 76.7%, while animal sales were $51,285, an increase of 39,208. Texas Park attendance based net sales were $417,721 and animal sales were $20,439.

The Company’s 2021 fiscal year will be comprised of 53-weeks, compared to its 2020 fiscal year which was comprised of 52-weeks. The extra week in the Company’s 2021 fiscal year occurred in the first fiscal quarter ended January 3, 2021. For the comparable 14-weeks ended January 3, 2021, excluding the Texas Park, attendance based net sales increased by approximately $654,394 or 60.4%.

The Company reported net income of $227,935 for its first fiscal quarter ended January 3, 2021, compared to a net loss of $89,151 for its first fiscal quarter ended December 29, 2019, resulting in a net increase of $317,086. The increase in the Company’s first fiscal quarter net income is primarily attributable to higher attendance based net sales, higher animal sales and lower professional fees, partially offset by higher cost of sales, higher compensation, advertising, depreciation, insurance and general operating expenses, as well as higher interest and income tax expenses.

Balance Sheet and Liquidity

The Company had working capital of $3,925,862 as of January 3, 2021, compared to $3,856,455 as of September 27, 2020 and $3,278,759 as of December 29, 2019. The Company’s debt to equity ratio was 0.58 to 1.0 as of January 3, 2021, compared to 0.60 to 1.0 as of September 27, 2020 and 0.15 to 1.0 as December 29, 2019. Compared to December 29, 2019, the increase in the Company’s debt to equity ratio is principally a result of debt incurred to finance the Texas Park acquisition, which was completed on April 27, 2020.

“We are very pleased the tremendous attendance and sales momentum, which began during the last five months of our 2020 fiscal year, has continued into our 2021 fiscal year,” commented Dale Van Voorhis, Chairman and CEO. “We believe this continued positive momentum demonstrates the unique positioning of the wild animal education and entertainment experience offered at each of our Parks. The primarily outdoor nature of the experience offered at our Parks is particularly attractive during these times.”

“As usual for this time of year, one of our key near-term priorities is completing capital improvement and maintenance projects in preparation for our upcoming busy season. We are hopeful that the worst of the COVID-19 pandemic is behind us. However, while we cannot predict the impact the pandemic will have on our business for the balance of our 2021 fiscal year, we continue to be optimistic about the positioning of our Parks. We also continue to believe that the regional awareness for each of our Parks has expanded since we reopened in early May 2020, and that the outstanding experience our new and repeat customers have when visiting our Parks sets our business up well for the long-term.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2020, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2020.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended January 3, 2021 and December 29, 2019

	For the three months ended
	January 3, 2021	December 29, 2019
Net sales	$2,155,475	$983,408
Sale of animals	71,724	12,077
Total net sales	2,227,199	995,485

Cost of sales	259,995	126,860
Selling, general and administrative	1,399,845	851,217
Depreciation and amortization	167,200	117,500
Loss on disposal of operating assets	4,675	-
Income (loss) from operations	395,484	(100,092)

Other income, net	14,564	7,962
Interest expense	(91,413)	(17,721)
Income (loss) before income taxes	318,635	(109,851)

Income tax provision	90,700	(20,700)
Net income (loss)	$227,935	$(89,151)

Income per share - basic and diluted	$0.00	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	75,021	74,821

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of January 3, 2021, September 27, 2020 and December 29, 2019

	January 3, 2021	September 27, 2020	December 29, 2019
ASSETS
Cash	$5,615,622	$5,505,716	$3,547,549
Inventory	299,631	200,891	223,201
Prepaid expenses	195,570	148,732	222,352
Total current assets	6,110,823	5,855,339	3,993,102

Property and equipment, net	13,713,382	13,654,800	6,645,420
Intangible assets, net	-	-	400
Other assets	12,144	12,144	11,786
Total assets	$19,836,349	$19,522,283	$10,650,708

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$145,442	$178,485	$41,353
Other current liabilities	764,939	599,390	465,935
Current portion of long-term debt, net	1,274,580	1,221,009	207,055
Total current liabilities	2,184,961	1,998,884	714,343

Long-term debt, net	5,697,446	5,797,392	1,100,978
Total liabilities	7,882,407	7,796,276	1,815,321

Stockholders’ equity
Common stock	75,021	75,021	74,821
Capital in excess of par	4,889,316	4,889,316	4,855,516
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	6,992,855	6,764,920	3,908,300
Total stockholders’ equity	11,953,942	11,726,007	8,835,387
Total liabilities and stockholders’ equity	$19,836,349	$19,522,283	$10,650,708